Exhibit (a)(11)





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                                  Hotels Corporation
         CORPORATE NEWS

                                  Contact:  Marc Grossman
                                            Sr. Vice President -
                                            Corporate Affairs
                                            310-205-4030

                                            Kathy Shepard
                                            Corporate Communications
                                            310-205-7676

                                            Joele Frank
                                            Abernathy MacGregor
                                            212-371-5999


                           HILTON FILES PROXY STATEMENT


              Beverly Hills, Calif., February 24, 1997 -- Hilton Hotels Corporation (NYSE:HLT) said today that it has filed preliminary proxy materials in connection with its planned solicitation of proxies from the shareholders of ITT Corporation (NYSE:ITT). The proxies will be used at ITT's 1997 Annual Meeting of Shareholders, normally held in May.

              At the ITT Annual Meeting, Hilton plans to ask the shareholders of ITT to elect up to 25 Hilton nominees to the Board of Directors of ITT. The Hilton nominees are expected, subject to their fiduciary duties, to facilitate Hilton's $55-per-share offer to acquire ITT and the proposed Hilton-ITT merger. Hilton also plans to ask ITT shareholders to approve resolutions to ask the ITT Board to accept the offer and merger, and to repeal any by-law amendments that ITT might adopt before the Annual Meeting that could interfere with the offer, the merger or the election of Hilton's nominees.

              "We have been clear from the beginning of this process about our commitment and intent to make a Hilton-ITT combination a reality," said Stephen F. Bollenbach, president and chief executive officer of Hilton Hotels Corporation. "Given ITT's continued unwillingness to meet with us to discuss a negotiated transaction, we are now moving to take the matter directly to ITT's shareholders. With these proxy materials, we plan to ask the owners of the Company --the shareholders--to express their desires and determine for themselves how best to create value for their investments in ITT."

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